Exhibit 4.6

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED: [***]

WARRANT AND [***] AGREEMENT

THIS WARRANT AND [***] AGREEMENT (this “Agreement”), dated as of March 5, 2021, is by and between Airspan Networks Inc., a Delaware corporation (“Airspan”, or unless the context otherwise requires, prior to the closing of the NBA SPAC Merger, the “Company”), and DISH Network Corporation, a Nevada corporation (“DISH” or “Holder”).

WHEREAS, the board of directors of Airspan has determined that it is in the best interests of Airspan to enter into that certain Business Combination Agreement, dated on or about March 5, 2021 (the “Business Combination Agreement”), by and among Airspan, New Beginnings Acquisition Corp., a Delaware corporation (“NBA”), and Artemis Merger Sub Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Airspan (the “NBA SPAC Merger”);

WHEREAS, Airspan desires to issue to DISH warrants to purchase 100,000 shares of the common stock of NBA following the NBA SPAC Merger (hereinafter, “Common Stock”) (subject to adjustments herein) (the “Warrants”) in exchange for certain gross purchase orders specified in this Agreement, in the form of Warrant tranches to be calculated quarterly based on the gross purchase orders by DISH and/or its affiliates of up to $20,000,000 of Eligible Products (as defined in Exhibit A) to fully vest the Warrants;

WHEREAS, following closing of the transactions contemplated by the Business Combination Agreement, NBA expects to file with the Securities and Exchange Commission (the “Commission”) a resale registration statement on Form S-1 (as amended, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants; and

WHEREAS, Airspan desires to provide for the issuance of Warrants and the terms upon which they shall be issued and exercised in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Effective Date. This Agreement shall become effective on the date of the closing of the NBA SPAC Merger and the Warrants shall have no force or effect if the NBA SPAC Merger is not consummated; provided, however, the [***] (including Section 2.2.2 of this Agreement) shall remain in full force and effect (and included in the Commercial Agreement) even if the NBA SPAC Merger is not consummated by July 15, 2021. After the Effective Date, all references to “the Company” in this Agreement shall be deemed to be references to “NBA” which is expected to be renamed “Airspan Networks Holdings Inc.” at the closing of the NBA SPAC Merger. The Company may use a Transfer Agent to assist with registration of transfers of Warrants. For the avoidance of doubt, the term “Common Stock” as used herein means the common stock of NBA after the closing of the NBA SPAC Merger.

2. Warrants.

2.1 Form of Warrant. Each Warrant issued under this Agreement shall initially be issued as a physical certificate in customary form to purchase up to 100,000 shares of Common Stock (subject to adjustments herein) and shall be signed by, or bear the facsimile signature of, the Chairman of the Board (as defined below), the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Vesting of Warrants. For purposes of this Agreement, the “Vested Portion” of the Warrants means the portion of the Warrants that have become exercisable (i.e., vested) according to the following criteria:

2.2.1 Warrants shall be vested during the 36 months following the date that DISH (and/or its affiliates) order Eligible Products under the Commercial Agreement at the rate of one (1) share of Common Stock vesting for every $200 in gross purchase orders placed by DISH and/or its affiliates under the Commercial Agreement such that $20,000,000 in gross purchase orders shall fully vest the Warrants. The Company and DISH shall measure whether any Warrants shall have vested based upon the foregoing criteria on a quarterly basis. Within 30 days of each calendar quarter, the Company shall provide a written notice to DISH with respect whether to the number of Warrants that shall have vested. In the event there is a dispute with respect to vesting of any Warrants, the parties shall work together in good faith to promptly agree upon what amount (if any) of the Warrants shall have vested. Once any amount of the Warrants shall have vested, such amount shall not be reversed or deemed to later become unvested.

2.2.2 Airspan agrees to include [***] to the Holder (or its affiliates) in the Commercial Agreement as further set forth in Exhibit A hereto.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. From and after the Effective Date, each Warrant shall entitle the Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from NBA following the NBA SPAC Merger 100,000 shares of Company Common Stock, at the price of $10.00 per share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which shares of Common Stock may be purchased at the time a Warrant is exercised.

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3.2 Duration of Warrants. A Vested Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date hereof, and (B) terminating on the fifth anniversary of the issuance of such Warrant (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Each outstanding Warrant not exercised on or before the Expiration Date (as the same may be extended pursuant to this Agreement) shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Payment.

Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Holder thereof by delivering to the Company (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) any share of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate, and (iii) the payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or wire payable to the Company;

(b) on a cashless basis, as provided in Section 6.4 hereof.

3.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the applicable Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Holder of such Warrant a certificate for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a Registration Statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 6.4 or a valid exemption from registration being available; provided that if the Warrants and the shares of Common Stock are not covered by an effective Registration Statement at any time during the six months immediately preceding the Expiration Date, the Expiration Date shall be extended to a date that is three months following the date on which the Warrants and the shares of Common Stock obtained upon any exercise thereof are covered by an effective Registration Statement permitting such securities to be freely sold and transferred by the Holder under the federal securities laws. The Holder may, by notice to the Company settle the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 6.4. If, by reason of any exercise of Warrants on a “cashless basis”, the Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round to the nearest whole number, the number of shares of Common Stock to be issued to such Holder.

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3.3.3 Valid Issuance; Capitalization. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable. Airspan represents that following the NBA SPAC Merger, the Company shall have no Preferred Stock outstanding and not more than 100 million shares of Common Stock issued and outstanding.

3.3.4 Date of Issuance. Each person in whose name any certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the Holder of record of such shares of Common Stock on the date on which the Warrant was surrendered and payment of the applicable Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the Holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5 Maximum Percentage. A Holder of a Warrant may notify the Company in writing in the event he, she or it elects to be subject to the provisions contained in this subsection 3.3.5; provided, however, no Holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a Holder, the Company shall not effect the exercise of the Holder’s Warrant, and such Holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Company’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by such Holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and his, her or its affiliates or any such other person or group shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and his, her or its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and his, her or its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder of the Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the Holder and his, her or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such Holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4. Adjustments.

4.1 Dividends. (a) If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock capitalization or stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock with no corresponding change in the Exercise Price. A rights offering to Holders of the Common Stock entitling Holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this Section 4.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

(b) In case the Company at any time pays a dividend or makes a distribution on its Common Stock (other than a dividend or distribution in shares of Common Stock as contemplated in clause 4.1(a) above)), the Holder shall have the right to receive upon the exercise of this Warrant, in addition to the shares of Common Stock deliverable upon such exercise, the cash or kind and amount of other securities and property which the Holder would have been entitled to receive if the Holder had exercised this Warrant immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution. The amount of any such other securities and property which the Holder shall thereafter be entitled to receive upon the exercise of this Warrant shall be subject to adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to those contained herein with respect to the Common Stock of the Company. The provisions of this Section 4.1(b) shall similarly apply to successive dividends or distributions of the character specified above

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 or Section 4.2 above, the applicable Warrant Price shall be adjusted (to the nearest whole cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder of the Warrants would have received if such Holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Company providing for delivery of such Alternative Issuance; provided, further, that (i) if the Holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the Holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the Holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the Holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such Holder would actually have been entitled as a stockholder if such Warrant Holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such Holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the Holders of the Common Stock in the applicable event is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the applicable Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the applicable Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (2) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to Holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of such cash per share of Common Stock, if any, plus the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 4.1, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price with respect to any Warrant be reduced to less than the par value per share issuable upon exercise of such Warrant.

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4.5 Notices of Changes in Warrant. Upon every adjustment of any Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant pursuant to this Section 4, the Company shall give written notice which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each Holder of a Warrant, at the last address set forth for such Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement. Notwithstanding anything to the contrary, in no event shall the issue of any other warrants by the Company (other than the Warrants issued hereunder) conflict with or limit the rights of the Holder or the Warrants issued hereunder adversely to any Holder.

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4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrants upon the Warrant Register, upon surrender of such Warrants for transfer, in the case of a Definitive Warrant Certificate, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrants shall be cancelled by the Company. In the case of a Definitive Warrant Certificate, the Warrants so cancelled shall be delivered to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Warrant certificate for a fraction of a Warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Counter signature. The Company is hereby authorized to sign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1 No Rights as Stockholder. A Warrant does not entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4 Registration of Common Stock; Cashless Exercise.

6.4.1 Registration of the Common Stock. The Company will use its best efforts to file with the Commission the Registration Statement, for the registration under the Securities Act, of, among other securities, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the registration statement to be declared effective as promptly as practicable and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. Holders of the Warrants shall have the right, during any period in which the Company shall fail to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” pursuant to subsection 3.3.1, by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the applicable Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 6.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Company. Except as provided in subsection 6.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the second sentence of this subsection 6.4.1.

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6.4.2 Cashless Exercise. In lieu of exercising this Warrant, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess, if any, of the “Fair Market Value”, as defined in this subsection 6.4.2 over the applicable Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 6.4.2, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the Holders of the Warrants, pursuant to Section 6 hereof. To the extent that there has not been an exercise by the Holder pursuant to Section 3.3.1(a) or 3.3.1(b) hereof, any portion of the Warrant that remains vested and exercisable but unexercised shall be exercised automatically to the extent vested and exercisable, upon the Expiration Date (including a Liquidation Event) on a cashless basis.

7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company), as follows:

Airspan Networks Inc.
777 Yamato Road – Suite 310

Boca Raton, FL 33431

Attention: Chief Financial Officer

Email: Dbrant@airspan.com

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention: Ted Farris; Brian R. Rosenau
Email: farris.ted@dorsey.com; rosenau.brian@dorsey.com

If to the Holder:

DISH Network Corporation
9601 S. Meridian Blvd.
Englewood, CO 80112
Attention: General Counsel, Wireless
Email: thomas.cullen@dish.com; thomas.gorman@dish.com; brandon.ehrhart@dish.com

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If to NBA:

New Beginnings Acquisition Corp.
c/o New Beginnings Sponsor, LLC
800 1st Street, Unit 1
Miami, FL 33139
Attention: Michael S. Liebowitz
Email: michael@m2afo.com

7.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

7.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Warrant Holder (and their assigns and successors) any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Warrant Holders.

7.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.7 Amendments. This Agreement may be amended only upon written consent of the Holder and the Company.

7.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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7.9 Assignability. Holder may freely assign in whole or in part this Agreement and the Warrants at any time and from time to time to any affiliate of Holder without notice to or consent by the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AIRSPAN NETWORKS INC.

By:	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

DISH NETWORK CORPORATION

By:	/s/ Thomas A. Cullen
Name:	Thomas A. Cullen
Title:	EVP

Exhibit A

[Schedule containing certain terms relating to the Commercial Agreement omitted pursuant to Item 601(a)(5) of Regulation S-K. Schedule will be furnished to the SEC upon request.]